Exhibit 99.1

Take-Two Interactive Software, Inc.

Transcript of 2008 Annual Stockholders Meeting

April 17, 2008 – 6:30 p.m. ET

Strauss Zelnick:

The Annual Meeting of the Stockholders of Take-Two Interactive Software, Inc. will please come to order. I’d like to walk through our agenda for this evening’s meeting. First, Ben Feder, our Chief Executive, will provide a brief update on our business and some of the developments we’re particularly excited about. Then Seth Krauss, our Executive Vice President and General Counsel will review the procedures for today’s meeting and the proposals to be voted on. Finally, I’ll conclude with a brief review of where we are in regard to EA’s conditional offer and our review of strategic alternatives, and also provide some insight as to why we believe EA’s bid was inadequate.

I’d like to introduce the officers and directors who are with us today. I already mentioned Ben Feder our Chief Executive, Seth Krauss our Executive Vice President General Counsel. Also with us tonight are Lainie Goldstein our Chief Financial Officer, Karl Slatoff Executive Vice President, Cindi Buckwalter Executive Vice President Corporate Communications and Dan Emerson Vice President and Associate General Counsel and Secretary. From our Board we have with us tonight Robert Bowman, Michael Dornemann, John Levy, J Moses and Michael Sheresky. And now I’d like to turn it over to Ben.

Ben Feder:

Thank you Strauss, good evening everyone. We’ve made significant progress over the past year on all fronts. Shortly after we were brought in by shareholders last March, we announced a comprehensive revitalization plan to turnaround Take-Two’s business, including a $25 million cost reduction initiative. We’ve achieved many of the actions outlined in that plan and have made significant progress on various legal and regulatory issues. We’ve also backed that up with a credit facility to ensure the company’s stability in a time of change.

We’ve continued to make progress in diversifying our product portfolio. We’re very pleased that we’ve broadened our product lineup across all genres, platforms and demographics. The games that we’ve launched in 2007 have performed very well and the lineup that we have for 2008, 2009 and beyond is extremely robust. We now have 15 one million unit plus selling high-quality franchises where we own the IP and have launched at least two new successful million unit selling franchises every year since 2004.

The big story for this year is, of course, the launch of Grand Theft Auto IV in two weeks. We’re pleased to confirm that the game is complete and in production, the trucks are rolling next week and there’ll be a lot of them. Grand Theft Auto is one of the most valuable and durable franchises in the interactive entertainment software market and is our most profitable and biggest selling franchise.

Retail pre-orders for GTA IV are ahead of our initial expectations, which suggests that the launch of GTA IV could be defining for the company and for the entire entertainment industry. Already the game is shaping up to be one the biggest launches of any entertainment product ever. We’re extremely proud and congratulate the entire Rockstar organization.

We also have many exciting launches beyond GTA IV. For instance, the next release of Midnight Club, our street racing game, is scheduled for this fall. The last release of that game sold over 7 million units and the franchise overall has sold over 12 million units.

2008 will also see the release of Sid Meier’s Civilization Revolution, a title from one of the world’s top PC franchises with an extremely enthusiastic fan base, selling over 8 million units to date. This is the first time that the popular Civilization franchise will be available on console and handheld platforms.

From 2K Games, our latest runaway success is BioShock, a brand-new title launched last year, which is internally owned and developed. BioShock delivered record-setting ratings. It was the highest rated Xbox 360 title ever and received 50 Game of the Year awards. We recently announced a sequel for BioShock for release in 2009.

We’re also excited about the potential of our high-quality, diversified and competitive sports business, which we have expanded significantly in the four years that we’ve owned it. It’s one of Take-Two’s unheralded achievements. We are proud to say that we have some of the highest rated sports titles in the industry. This business provides us with good visibility through a strong recurring annual revenue stream, and we expect the business to become profitable this year.

We established 2K Play label in 2007 to capture the opportunity in the growing family games business. We’ve had great success with Carnival Games for Wii, which is internally owned and developed and has shipped nearly 1.5 million units to date and that’s still going strong. Carnival Games will be released on DS this summer, and Carnival Games Mini-Golf will be coming to the Wii this fall.

Finally, earlier this week we announced plans to expand in the Asia-Pacific region, a market which offers tremendous growth opportunities for Take-Two.

We’ve had a productive and successful year, and have a number of exciting releases coming in the remainder of this year and 2009. We’re proud of the progress that we’ve made and this is just the beginning. Thank you for coming today and I’ll turn the podium over to Seth Krauss, our General Counsel.

Seth Krauss:

Good evening. I will act as the Chair for this portion of the meeting. Dan Emerson, Vice President, Associate General Counsel and Secretary of the company will act as the Secretary for this meeting. This meeting will be conducted in accordance with the agenda that was distributed at the start of the meeting. As detailed in Take-Two’s proxy filing, the proposals to be voted on at this Annual Meeting are as follows.

First, to elect eight directors to hold office until the next Annual Stockholder Meeting and until their respective successors have been duly elected and qualified. Second, to consider and vote on a proposal to amend the company’s incentive stock plan, to increase by 2 million the number of shares of common stock reserved for issuance and to permit the issuance of awards thereunder to consultants. Third, to ratify the appointment of Ernst & Young, LLP, as our independent registered public accounting firm for the fiscal year ending October 31, 2008.

Now I must note that only stockholders of record at the close of business on February 19, 2008, are entitled to vote on these proposals at this meeting, or any adjournment thereof. This meeting will be conducted in accordance with procedural rules that have been established and distributed today, and which are designed to ensure that stockholders have an opportunity to properly consider and vote on the business that comes before this meeting.

I would like to take a moment to review several of the key rules. Anyone wishing to address this meeting must be a stockholder of record or a person holding a valid proxy from a stockholder of record. Stockholders of record should have a yellow coded entrance ticket stating stockholder of record, which was provided at the registration area before the meeting. Following the presentation of the proposals on the agenda, and while the polls are deemed open for voting on the proposals, we will entertain questions directly related to the matters being voted upon. During the question and answer period, each speaker will be limited to three minutes. Anyone who would like to ask a question will do so using the microphone at the front of the room. This is done in order to have the questions heard clearly, both here and on our webcast. No one shall be permitted to allot all or part of their time to another speaker.

After we’ve concluded the business of the meeting, we plan to spend some time discussing Electronic Arts’ unsolicited tender offer and we will open the floor to additional questions. We ask that you hold questions surrounding the EA offer until after this presentation, and we will take your questions on the topic of the EA offer following the presentation.

By your presence at this meeting, you acknowledge your understanding of, and willingness to abide by, the procedural rules that were provided to you today. Now let us continue with the business of the meeting. Mr. Emerson, will you please present proof of notice of the meeting? Let the record reflect that Mr. Emerson has presented a copy of the Notice of Annual Meeting of Stockholders and the proxy materials dated February 28, 2008, and March 26, 2008, together with an affidavit of an authorized representative of Broadridge, the company responsible for mailing these materials, affirming to the mailing of the Notice of Annual Meeting and the proxy material to the Stockholders Meeting – excuse me, to the stockholders of record at the close of business on February 19, 2008. I order the Affidavit of Mailing to be filed with the minutes of this meeting.

Mr. Emerson, will you please present a certified list of stockholders at the close of business on February 19, 2008? Let the record – excuse me – the record date fixed by the Board of Directors for purposes of determining the stockholders entitled to vote at this meeting. Now let the record reflect that Mr. Emerson has presented this list of stockholders as of the close business on February 19, 2008, certified by an authorized representative of the company’s transfer agent. There are 76,175,266 shares of common stock entitled to vote at this meeting. The list of stockholders will be open for inspection by any stockholder of record for the duration of this meeting.

I hereby appoint Creig Dunlop of IVS Associates to act as the Inspector of Elections to determine one, the number of shares outstanding and entitled to vote, two, the number of shares represented at the meeting, three, the existence of a quorum, four, the validity and effect of proxies and five, to receive and tabulate the votes on the matters to be acted upon at this meeting. Mr. Dunlop has executed an affidavit to faithfully execute his duties as the Inspector. The Secretary will attach the affidavit to the minutes of this meeting. The results of these votes will be reported to me as soon as is practical.

Is there any stockholder present who has not filled out the attendance sheet showing the name of the stockholder and the number of shares he or she owns? Seeing none, all stockholders of record who have not submitted proxies should do so, unless they wish to vote in person. If you have previously executed a proxy and now wish to vote in person, the proxy will be returned to you upon your request.

Mr. Dunlop has spoken to me and indicated to me at the beginning of this meeting that we have a sufficient number of proxies – excuse me, of shares, of common stock present in person and proxy to constitute a quorum. Thus, as legal Notice of the Meeting having been given and quorum being present, the meeting is lawfully convened and ready to transact business.

The first order of business on the agenda is to elect eight directors to serve until the Annual Meeting of Stockholders to be held in 2009, and until their successors have been dully elected and qualified. Nominations are now in order.

Dan Emerson:

I nominate the following persons who are named in the Company’s Proxy Statement to serve as Directors of the Company until the Annual Meeting of Stockholders to be held in 2009 and until their successors have been duly elected and qualified:

Ben Feder
Strauss Zelnick
Robert A. Bowman
Grover C. Brown
Michael Dornemann
John F. Levy
J Moses
Michael Sheresky

Cindi Buckwalter:	I second the proposal.

Seth Krauss:

If there is a stockholder who does not yet have a ballot who wishes to vote in person, please raise your hand so that the Inspector of Elections can deliver the ballot to you. For those receiving ballots, please be advised to be certain to sign the name or names of the record owners in the same manner in which the shares are registered on the books of the company.

The next order of business on the agenda is to vote upon the proposed amendment to the company’s incentive stock plan to increase the number of shares of common stock reserved for issuance thereunder by 2 million shares and to permit the issuance of awards thereunder to consultants. Proposals are now in order.

Dan Emerson:

I propose that the stockholders approve an amendment to the company’s incentive stock plan as set forth in Annex A to the proxy statement, to increase by 2 million the number of shares of common stock reserved for issuance under the plan and to permit the issuance of awards thereunder, to consultants.

Cindi Buckwalter:	I second the proposal.

Seth Krauss:	Again, I ask, if there’s a stockholder who does not yet have a ballot who wishes to vote in person, please raise your hand so the Inspector of Elections can deliver a ballot to you.

The next order of business on the agenda is to vote upon the proposal to ratify the appointment of Ernst & Young, LLP, as the company’s independent registered public accounting firm, to audit the company’s financial statements for the fiscal year ending October 31, 2008. I would like to take a moment to introduce Jim Johnston and Jodi Burns who are here today representing Ernst & Young. Proposals are now in order.

Dan Emerson:

I propose that the stockholders approve a proposal to ratify the appointment of Ernst & Young, LLP, as the company’s independent registered public accounting firm to audit the company’s financial statements for its fiscal year ending October 31, 2008.

Cindi Buckwalter:	I second the proposal.

Seth Krauss:

Note for the record that Mr. Emerson made each of the proposals and Ms. Buckwalter seconded each. If there is a stockholder who does not yet have a ballot and wishes to vote in person, please raise your hand so that the Inspector of Elections can deliver a ballot to you.

At this time I’d like to ask if any stockholders have questions related to the business of this meeting? As a reminder, please limit your questions directly to the proposals presented, that are to be voted upon at this meeting. Seeing none, please make sure that you have completed all necessary information on your ballot and cast your votes as you intended for the three agenda items. Will the Inspector of Elections please collect the ballots? Mr. Dunlop, have you collected all the ballots? The ballots have been collected, so I now declare the polls closed.

As I mentioned previously, the Inspector of Elections will tabulate the results of the voting, which will be reported to me as soon as it’s practical. As noted earlier, once the business of the meeting has concluded, we will be presenting a brief discussion of the value of the company in the context of the Electronic Arts’ unsolicited conditional tender offer. We will answer questions on that at that time. There being no additional business to be conducted at the meeting, the business of the Annual Meeting is hereby concluded and we will now discuss Electronic Arts’ offer, followed by a question and answer period. At this point I will turn the floor over to Strauss Zelnick, Executive Chairman of Take-Two.

Strauss Zelnick:

Thanks Seth. Again, good evening. A lot of the focus on our company for the past several weeks has surrounded Electronic Arts’ conditional tender offer, which our Board unanimously rejected. It’s in that context that I’d like to take this opportunity to highlight the value of our company. First I’d like to recap the events of the past several weeks.

On February 24th, Electronic Arts made public an unsolicited proposal to acquire Take-Two for $26 a share in cash. Our Board rejected that proposal as the wrong price and given the upcoming launch of Grand Theft Auto IV, among other things, the wrong time. We’d offered to begin preliminary conversations immediately and to enter into a good-faith dialog with EA beginning on April 30, 2008, the day after GTA IV is to be released. EA didn’t agree to that and on March 13th, EA launched an unsolicited conditional tender offer at the same price of $26 a share. After careful review and analysis by our legal and financial advisers, our Board unanimously voted to recommend that you the stockholders reject this offer and not tender your shares. The Board and management of Take-Two strongly believe, as we did on February 24th, that EA’s offer still is at the wrong price and still comes at the wrong time. Nothing in their conditional tender offer changed that belief.

I’d like to take a minute to summarize our rationale, as outlined in our 14D-9 filing that we made on March 26th. With one of the strongest portfolios of intellectual property in the business, a superb creative and business team, and a revitalization plan that’s beginning to deliver results, Take-Two is uniquely positioned to create stockholder value in an industry that’s enjoying the highest growth rates of any entertainment business. The Board also believes that EA’s bid was highly opportunistic and poorly timed from the point of view of our stockholders. We’re on the verge of launching Grand Theft Auto IV, which we’ve been saying for some time. That has been the biggest and most successful franchise for Take-Two and, in fact, for the entire industry. The highlights reel that we showed you earlier just gives you a taste of the powerful and engaging product that we have. We’ve already received numerous reviews and to a one, they are perfect scores. My mom couldn’t write better reviews, although she’d probably want to, but she couldn’t.

In addition to wanting to keep our entire team focused on the GTA IV launch, the Board of Directors believes that the full commercial potential of the title won’t be evidenced until after the actual release. We believe that EA’s decision to pursue a hostile process instead of a cooperative one, along the lines that we outlined, is strong evidence of the value they see in GTA IV and in the rest of our company’s titles, values that they’re trying to lock in at the expense of you, our stockholders.

In addition, the offer vastly undervalues our full portfolio of intellectual property, which is a product of 17 best-in-class development houses and 1400 talented developers worldwide. Together our Rockstar, 2K Games, 2K Sports and 2K Play labels have 30 titles with sales of one million units or better. We also have the highest average rated titles of all of the third-party publishers, and that includes Electronic Arts.

Now much of this portfolio, importantly, consists of products from intellectual property that we wholly own and control. In addition to Grand Theft Auto and Midnight Club, some of our other enduring hit franchises include Max Payne, Manhunt, Red Dead Revolver, BioShock, Civilization, Carnival Games and a full spectrum of sports titles.

The offer also fails to take notice of or give any credit for the positive results we’re already seeing from the turnaround initiatives well underway at the company, that have positioned the company to continue its value creation. In essence, we believe EA’s timing was specifically designed to capture the benefit of those initiatives before they became apparent and reflected in our stock price.

Our revitalization plan has yielded a much more streamlined operating structure, one that’s better positioned to capture the opportunities of this growth phase of the industry cycle. We’ve become a much more efficient company. We believe we’re a much better managed company. We’re a rational company, we make rational decisions, we have a lot of hardworking, dedicated, talented people. We’ve completed a $25 million cost reduction program and that’s being realized as we speak. More specifically, we’ve implemented a robust and disciplined product review process, a process that encourages us to make products that are highly economic and discourages us from making products that aren’t going to work in the market. We consolidated the majority of 2K’s label operations on the West Coast, saving money and optimizing shared resources. We restructured for success our international operations and we think they’re highly competitive. We just announced the building up of our Asia operation, which is a big growth area for our business and for the industry. We sold our non-core accessories business, as we said we would. We made significant progress on the various litigation that was outstanding when we joined the company and we remain focused on maximizing the performance and profitability of our distribution business.

We believe that the EA offer doesn’t compensate you, the stockholders, for the significant potential synergy value that the proposed combination would create. Now we don’t make these judgments, but independent analysts have estimated potential synergies for EA in the neighborhood of $50 to $210 million per year. So based on these estimates, and a variety of multiples, pick your multiples, the synergies alone to a strategic partnership, the synergies themselves, could be worth anywhere from $6 to $29 per share.

One of the key areas of synergies created would be our sports business. We have leading development teams, top-rated titles – in fact, when we go head-to-head with EA, we beat them in ratings, we beat them in sales. We think the Street and EA have undervalued our sports business. It was a big investment for the company, it was hard to build and as we said before, we expect it to be profitable this year. We don’t think the EA offer remotely compensates stockholders for the unique value of that business to Electronic Arts.

And finally, when you look at the offer in relation to peer comps, it just doesn’t stack up. The Board also noted in our 14D9 filing that EA’s offer is highly conditional. Now I’m not going to spend a lot of time on that today, that’s an area that our legal team spends more time on. However, our team has reviewed these and determined that the conditions significantly raise the uncertainty for our stockholders if they do decide to tender their shares.

In summary, the Board, our management, our advisors, all believe Take-Two is worth more than $26 per share, and I’m being moderate because I have lawyers in the room. So I’m not sharing my personal opinion. Let’s just say where the Board believes it’s worth more than $26 a share, I urge all of our stockholders not to tender their shares at this price and at this time.

That said, I want to emphasize, this is crucial – most of you in this room actually know us and have spoken to use before – the Board of Take-Two, the management of Take-Two, is 100% absolutely committed to doing the right thing by stockholders and to create value at this company. We were brought in by the stockholders to do that, we do that every day, we’ve been doing it for a year. The results are pretty terrific and are only going to get better. Stockholders installed this new Board and this management team just a year ago because of our commitment to, and our strong track record of creating stockholder value.

To that end, we announced on March 26th that we’ve commenced a process to consider all strategic alternatives to maximize the value of Take-Two. And those include, remaining independent. We’re prepared to begin formal discussions with any interested parties on April 30th, we think this puts us in the best position from the point of view of timing and value and risk mitigation. At the same time, we’ve been and remain open to beginning informal conversations now, including entering into confidentiality agreements. As we’ve reported previously and it’s in our filings, we’ve received numerous indications of interest from third parties since EA’s announcement and we’ve continued to receive additional expressions of interest.

As I said, we believe our approach to this process mitigates the risk, while maximizing the opportunity for value creation. We think it will allow employees, all of us in management, to remain focused on the successful execution of the key initiatives that are important to Take-Two, while we lay the groundwork to explore alternatives that may bring higher value to our stockholders. So I want to reiterate that Take-Two is uniquely positioned to create stockholder value, in combination with a third party or as an independent company. Interactive entertainment is the highest growth segment in the entertainment industry. This is the sweet spot of the industry cycle and Take-Two, with its collection of assets, technology, people, trademarks, intellectual property, systems and breadth and depth around the world, is very well positioned to capitalize on these dynamic forces.

I’d like to thank you for coming today and for you time and your interest and I’m very happy to open it up to questions following the rules that Mr. Krauss outlined earlier in the meeting. So I assume we have microphones. If there any questions, please come forward to the front of the room. Yes, please.

Q:	Thank you. You mentioned that you continue to receive expressions of interest. Have you signed any confidentiality agreements?

Strauss Zelnick:

We don’t – we’re not disclosing the status of anything that isn’t in our filings, so I can’t say exactly. I know everyone would like to put a finger on my pulse, but I’m not – we’re not going quite that far. Other questions? Yes.

Q:	I guess the event today was that EA received a – second request from I think the FTC relating to antitrust investigation. Could you comment on what areas you think they might be interested in?

Strauss Zelnick:	I really can’t – I actually don’t know. I mean they’re cooperating and we’re cooperating.

Q:	But you know their portfolio and they know yours.

Strauss Zelnick:	I thought you meant what the FTC is…

Q:	Yeah, I’m really asking for your conjecture...

Strauss Zelnick:	I’d actually not – I’d rather not speculate.

Q:	Thank you.

Strauss Zelnick:	No more questions? Thank you very much for coming.

END